FICO Announces Earnings of $0.59 per Share for Third Quarter Fiscal 2012

Revenue of $160 million vs. $151 million in prior year

Raises guidance for fiscal 2012

MINNEAPOLIS, July 25, 2012 /PRNewswire/ -- FICO (NYSE: FICO), the leading provider of analytics and decision management technology, today announced financial results for its third fiscal quarter ended June 30, 2012.

(Logo: http://photos.prnewswire.com/prnh/20111010/CG83314LOGO)

Third Quarter Fiscal 2012 Results
Net income for the quarter totaled $20.7 million, or $0.59 per share, versus $23.2 million, or $0.58 per share, reported in the prior year period.

Third Quarter Fiscal 2012 Revenue
The company reported revenues of $160.5 million for the quarter as compared to $150.7 million reported in the prior year period, an increase of 7%.

"Our results were solid this quarter, driven by healthy revenue growth in our Applications and Tools businesses," said Will Lansing, chief executive officer. "The strength of our core analytics solutions, in combination with B2B Scores, will continue to be the foundation of our business as we uncover and pursue new opportunities to accelerate growth. Accordingly, we feel confident increasing our guidance for fiscal 2012."

Revenues for third quarter fiscal 2012 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured Decision Management applications and associated professional services, were $98.3 million in the third quarter compared to $92.1 million in the prior year quarter, an increase of 7%, due primarily to increases in revenue from Customer Management solutions and Collections & Recovery solutions.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $41.9 million in the third quarter compared to $41.8 million in the prior year quarter.  The B2B revenue increased 4% from the prior year quarter, offset by a decline in B2C.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $20.2 million in the third quarter compared to $16.8 million in the prior year quarter, an increase of 20%, primarily due to an increase in Blaze Advisor® and Xpress license sales during the quarter.

Bookings
Bookings for the third quarter were $57.5 million compared to $50.0 million in the prior year period. Bookings represent contracts signed in the current reporting period that will generate new future revenue streams. Management regards the volume of bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues, and they are subject to a number of risks and uncertainties concerning timing and contingencies affecting product delivery and performance.

Balance Sheet and Cash Flow
Cash and cash equivalents, and investments were $166.8 million at June 30, 2012, as compared to $256.7 million at September 30, 2011. Significant changes in cash and cash equivalents from September 30, 2011, include $106.4 million of cash provided by operations, $39.6 million from the issuance of common stock from share-based payment plans, $191.1 million used for repurchases of common stock, $19.6 million used for purchases of property and equipment, $18.2 million used for an acquisition, $8.0 million repayment on senior notes, and $2.1 million of dividends paid.

Outlook
The company is increasing the previously issued guidance for fiscal 2012, which follows:

	New Fiscal 2012 Guidance	Old Fiscal 2012 Guidance
Revenue	$650 million - $655 million	$640 million - $645 million
GAAP Net Income	$90 million - $93 million	$86 million - $89 million
GAAP Earnings Per Share	$2.50 - $2.60	$2.45 - $2.55

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its third quarter fiscal 2012 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through August 25, 2012.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company's groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO's innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world's top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2011 and Form 10-Q for the quarter ended March 31, 2012. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, myFICO and Blaze Advisor are all trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

-Financial tables follow-

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended June 30, 2012 and 2011
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues:
Transactional and maintenance	113,708	111,740	342,734	337,933
Professional services	31,993	29,582	91,147	84,531
License	14,777	9,357	56,467	36,970
Total revenues	160,478	150,679	490,348	459,434

Operating expenses:
Cost of revenues	47,832	43,398	142,620	137,707
Research & development	14,890	14,290	41,925	48,573
Selling, general and administrative	59,123	53,643	173,482	168,725
Amortization of intangible assets	1,465	1,942	4,885	5,804
Restructuring	-	-	-	12,391
	123,310	113,273	362,912	373,200
Operating income	37,168	37,406	127,436	86,234
Other expense, net	(6,914)	(5,469)	(23,873)	(21,840)
Income from operations before income taxes	30,254	31,937	103,563	64,394
Provision for income taxes	9,505	8,748	32,805	17,451
Net income	20,749	23,189	70,758	46,943

Basic earnings per share:	0.61	0.59	2.01	1.18
Diluted earnings per share:	0.59	0.58	1.95	1.16

Shares used in computing earnings per share:
Basic	34,004	39,451	35,126	39,788
Diluted	35,293	40,241	36,247	40,426

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2012 and September 30, 2011
(In thousands)
(Unaudited)

	June 30,	September 30,
	2012	2011
ASSETS:
Current assets:
Cash and cash equivalents	$ 118,681	$ 135,752
Marketable securities	32,022	105,826
Accounts receivable, net	111,863	104,974
Prepaid expenses and other current assets	16,850	17,929
Total current assets	279,416	364,481

Marketable securities and investments	16,090	15,104
Property and equipment, net	38,138	33,017
Goodwill and intangible assets, net	697,085	684,186
Other assets	35,566	32,680
	$ 1,066,295	$ 1,129,468

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 48,800	$ 60,260
Accrued compensation and employee benefits	36,077	36,470
Deferred revenue	50,803	41,768
Current maturities on long-term debt	8,000	8,000
Total current liabilities	143,680	146,498

Senior notes	496,000	504,000
Other liabilities	20,255	13,476
Total liabilities	659,935	663,974

Stockholders' equity	406,360	465,494
	$ 1,066,295	$ 1,129,468

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2012 and 2011
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net income	$ 70,758	$ 46,943
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	14,555	18,623
Share-based compensation	15,466	11,762
Changes in operating assets and liabilities net of disposition effects	7,985	30,184
Other, net	(2,356)	(2,459)
Net cash provided by operating activities	106,408	105,053

Cash flows from investing activities:
Purchases of property and equipment	(19,616)	(8,323)
Net activity from marketable securities	73,592	(49,486)
Cash paid for acquisitions, net of cash acquired	(18,192)	-
Other, net	(149)	75
Net cash provided by (used in) investing activities	35,635	(57,734)

Cash flows from financing activities:
Payment on Senior Notes	(8,000)	(8,000)
Proceeds from issuances of common stock	39,609	7,902
Repurchases of common stock	(191,056)	(53,761)
Other, net	2,291	(1,077)
Net cash used in financing activities	(157,156)	(54,936)

Effect of exchange rate changes on cash	(1,958)	2,335

Increase in cash and cash equivalents	(17,071)	(5,282)
Cash and cash equivalents, beginning of period	135,752	146,199
Cash and cash equivalents, end of period	$ 118,681	$ 140,917

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
For the Quarters and Nine Months Ended June 30, 2012 and 2011
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Applications revenues:
Transactional and maintenance	$ 64,729	$ 63,355	$ 192,524	$ 194,054
Professional services	27,109	25,893	77,192	74,128
License	6,484	2,812	34,956	17,450
Total applications revenues	$ 98,322	$ 92,060	$ 304,672	$ 285,632

Scores revenues:
Transactional and maintenance	$ 41,394	$ 40,798	$ 127,227	$ 121,197
Professional services	500	610	1,309	1,579
License	26	385	351	792
Total scores revenues	$ 41,920	$ 41,793	$ 128,887	$ 123,568

Tools revenues:
Transactional and maintenance	$ 7,585	$ 7,587	$ 22,983	$ 22,682
Professional services	4,384	3,079	12,646	8,824
License	8,267	6,160	21,160	18,728
Total tools revenues	$ 20,236	$ 16,826	$ 56,789	$ 50,234

Total revenues:
Transactional and maintenance	$ 113,708	$ 111,740	$ 342,734	$ 337,933
Professional services	31,993	29,582	91,147	84,531
License	14,777	9,357	56,467	36,970
Total revenues	$ 160,478	$ 150,679	$ 490,348	$ 459,434

CONTACT: Investors/Analysts, Steve Weber, 1-800-213-5542, investor@fico.com, or Media, Steve Astle, +1-415-446-6204, stephenastle@fico.com